Exhibit 99.1

Apricus Biosciences Provides Corporate Update and Third Quarter 2015 Financial Results
Company Continues to Advance Clinical Pipeline
Vitaros Quarterly Unit Sales Increased 146% in Europe
Conference Call / Webcast Today, Thursday, November 5, 2015 at 5:00 p.m. ET

SAN DIEGO, CA, Nov. 5, 2015 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the third quarter and year to date ended September 30, 2015 and provided a corporate update on its clinical development plans for the remainder of 2015.
“The third quarter of this year was one of the most productive quarters in our Company’s history as we advanced our expanded clinical development pipeline, experienced record Vitaros sales in Europe, and strengthened our balance sheet,” stated Richard Pascoe, Chief Executive Officer. “According to interim data obtained from IMS Midas, retail unit sales in Europe increased 146% from approximately 74,000 units in the second quarter of 2015 to approximately 183,000 units in the third quarter of 2015. Looking forward we will maintain a persistent focus on the clinical and regulatory execution of the fispemifene, Vitaros, and RayVa programs with the overarching goal of bringing novel therapies to the U.S. market for the benefit of patients, healthcare providers, and our shareholders.”
Third Quarter Highlights and Recent Developments
Apricus continues to make steady progress towards achieving its corporate goals: advancing its development pipeline with fispemifene and RayVa, increasing Vitaros’ commercial value through global partnerships and strengthening the Company’s financial position. Third quarter and recent highlights include:

•	Completed enrollment of the fispemifene Phase 2b clinical trial in men with symptomatic secondary hypogonadism with top-line data expected the first quarter of 2016;

•
Entered into a Vitaros distribution agreement with Ferring Pharmaceuticals in Latin America for a $2.25 million upfront payment and up to $16 million in regulatory and sales milestones, plus royalties on future net sales;

•	Licensed Vitaros U.S. development and commercialization rights from Allergan in September, and immediately initiated the Company’s U.S. regulatory approval plan;

•	Reported top-line Phase 2a data for RayVa and confirmed plans to move RayVa into a Phase 2b clinical trial in the second half of 2016;

•	Successful Vitaros launch in Italy by Bracco S.p.A. in September; and

•	Closed on the second $5 million tranche of venture debt with Oxford Finance/Silicon Valley Bank in July.

2015 Priorities
Apricus expects to continue to build shareholder value by achieving key strategic objectives including:
Fispemifene

•	Complete the fispemifene Phase 2b clinical trial in patients with symptomatic secondary hypogonadism, with top-line data expected in the first quarter of 2016; and

•	Initiate activities for an exploratory study in lower urinary tract symptoms, or LUTS, by year-end.
RayVa™ (alprostadil)

•	Continue preparations to support the initiation of a Phase 2b clinical trial in the second half of 2016.
Vitaros®* (alprostadil)

•	Continue implementation of the U.S. regulatory approval plan, including non-clinical work to address safety issues related to DDAIP, the Company’s permeation enhancer;

•	Continue to support our ex-U.S. partners’ efforts to increase revenue in countries where partners have launched Vitaros and obtain additional regulatory approvals; and

•	Continue to generate the required data to support regulatory submission(s) in 2016 for the refrigerated and room temperature delivery devices.
Third Quarter Financial Results
Revenues for the quarter ended September 30, 2015 were $1.3 million, compared to revenue of $1.9 million in the third quarter of 2014. The $0.6 million decrease in revenue during the three months ended September 30, 2015 was primarily related to license fee revenue recognized in 2014 associated with the Company’s partners, Laboratoires Majorelle and Hexal AG (Sandoz), offset by $1.0 million of license fee revenue recognized during the three months ended September 30, 2015 associated with Sandoz. Additionally, the decrease was due to a $0.3 million decrease in product sales, primarily due to the Company’s commercialization partners purchasing Vitaros directly from the Company’s manufacturer. These decreases were partially offset by an increase in royalty revenues related to the sale of Vitaros by the Company’s commercialization partners. Net loss increased to $5.0 million, or $0.10 per share, for the quarter ended September 30, 2015, compared to net loss of $3.1 million, or $0.08 per share for the third quarter of 2014. The change was primarily due to increased expenses in the third quarter of 2015 related to the Company’s development programs, largely for the fispemifene and RayVa clinical trials, as well as lower license fee revenue recognized in the current quarter as discussed above.
As of October 31, 2015, cash and cash equivalents totaled $6.8 million, compared to $11.4 million as of December 31, 2014.
2015 Financial Outlook
In 2015, Apricus expects to continue to generate cash from milestone payments and royalty revenues from its partners’ sales of Vitaros. Apricus will also continue to pursue out-license opportunities for Vitaros in Asia-Pacific. Apricus’ expenditures will include costs for clinical development of fispemifene, RayVa and the generation of stability data for the Vitaros room temperature device, as well as for activities associated with supporting the regulatory approval of Vitaros in the U.S. and the commercialization of Vitaros in Europe.
Conference Call Details
Apricus will host a live conference call and webcast today at 5:00 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 69492656. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at

www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.
About Apricus Biosciences, Inc.
Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus recently completed enrollment in its Phase 2b trial for fispemifene, a selective estrogen receptor modulator for the treatment of symptomatic male secondary hypogonadism, and plans to conduct additional studies in other urological conditions. Apricus has completed a Phase 2a trial for RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon, and plans to conduct additional clinical trials in patients with Raynaud’s phenomenon secondary to scleroderma. Apricus’ lead commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. Apricus recently in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Laboratoires Majorelle, Bracco S.p.A., Hexal AG (Sandoz), Takeda Pharmaceuticals International GmbH, Recordati Ireland Ltd. (Recordati S.p.A.), Ferring International Center S.A. (Ferring Pharmaceuticals) and Mylan NV. Apricus’ second-generation room temperature Vitaros is currently under development.
For further information on Apricus, visit http://www.apricusbio.com.
*Vitaros® is a registered trademark of NexMed International Limited. Such trademark is registered in certain countries throughout the world and pending registration in the United States.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to licensing and milestone payments and royalty revenues from the sale of Vitaros® in various countries by Apricus’ commercial partners; the development and potential U.S. Food and Drug Administration (“FDA”) approval of Vitaros in the United States and expected timing thereof; the planned launch of Vitaros in additional countries; the timing of any submission related to a room temperature version of Vitaros; the expected timing of top-line data for the Phase 2b clinical trial for fispemifene; the expected timing of the clinical trial for the second indication for fispemifene; the timing of an approved pathway for RayVa™ and fispemifene; the timing and success of current and planned clinical trials; the potential for fispemifene, RayVa and Vitaros to achieve commercial success; and cash projections to support Apricus’ operating plan. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the effect of the out-of-stock situation for Vitaros in Germany and the potential that Apricus’ partner there, Sandoz, does not resume ordering product for Germany or other countries pending the results of an ongoing out-of-specification investigation by our contract manufacturer; Apricus’ ability to have its product Vitaros be approved by the FDA in the United States and relevant regulatory authorities in Europe and in other countries; Apricus’ ability to further develop Vitaros, such as the room temperature version of Vitaros, and its other product candidates, RayVa and fispemifene, as well as the timing of such events; Apricus’ ability to successfully carry out and complete clinical studies for Vitaros, if required, RayVa and fispemifene, as well as the timing and success of the results of such studies; feedback received from regulatory agencies, such as the FDA on the development of Apricus’ product candidates; Apricus’ dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain and maintain intellectual property protection for Vitaros, RayVa, fispemifene or any other product candidates; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to access additional capital under the equity facility; Apricus’ ability to obtain the requisite governmental approval for Vitaros, RayVa and fispemifene; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Condensed Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue
License fee revenue	$1,000	$1,500	$1,350	$6,954
Royalty revenue	188	—	351	—
Product sales	85	398	509	398
Total revenue	1,273	1,898	2,210	7,352

Cost of product sales	142	485	884	560
Gross profit	1,131	1,413	1,326	6,792

Research & development expense	4,611	1,876	10,986	5,423
General & administrative expense	2,412	2,719	8,177	8,655
Other operating income	—	—	—	(1,806)
Total operating expense	7,023	4,595	19,163	12,272

Other income	858	69	1,146	982
Net loss	$(5,034)	$(3,113)	$(16,691)	$(4,498)

Basic and diluted net loss income per share	$(0.10)	$(0.08)	$(0.34)	$(0.12)

Condensed Balance Sheets
(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)

Cash and cash equivalents	$5,809	$11,400
Other current assets	2,356	1,889
Property and equipment, net	1,294	1,358
Other long term assets	141	162
Total assets	$9,600	$14,809

Accounts payable, accrued expenses and other current liabilities	$4,165	$6,527
Notes payable	9,876	4,779
Warrant liability	3,273	—
Deferred revenue	7	1,226
Other long term liabilities	190	358
Stockholders’ (deficit) equity	(7,911)	1,919
Total liabilities and stockholders’ (deficit) equity	$9,600	$14,809